Exhibit 99.1

KIRBY CORPORATION

Contact: Matt Kerin

713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES FIRST QUARTER 2026 RESULTS

•
First quarter 2026 earnings per share of $1.50, representing a 13% increase year-over-year
•
Increased the full-year 2026 earnings per share growth guidance range to 5% - 15%, up from the prior guidance of 0% - 12%
•
Acquired 23 barges—including five specialty barges and three high horsepower boats—from an undisclosed seller for $95.8 million
•
Returned $52.7 million of capital to shareholders through share repurchases during the first quarter of 2026 at an average share price of $123.18

HOUSTON, April 30, 2026 – Kirby Corporation (“Kirby” or “the Company”) (NYSE: KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2026, of $81.2 million, or $1.50 per share, compared with earnings of $76.0 million, or $1.33 per share, for the 2025 first quarter. Total revenues for the 2026 first quarter were $844.1 million compared with $785.7 million reported for the 2025 first quarter.

David Grzebinski, Kirby’s Chief Executive Officer, commented, “Our first quarter results reflected improving market conditions in marine transportation where utilization and pricing strengthened as the quarter progressed, resulting in positive momentum entering the second quarter. In distribution and services, year-over-year revenue growth remained strong driven by continued strength in power generation orders. While results were impacted early in the quarter by normal seasonal challenges in marine transportation and project timing dynamics in distribution and services, overall performance improved as the quarter progressed, resulting in strong year-over-year growth in earnings per share.”

“In inland marine, market fundamentals improved during the quarter as customer demand strengthened and barge availability remained limited. While operations were impacted early in the quarter by seasonal weather-related disruptions and navigational delays, conditions improved as the quarter progressed, supporting better utilization and pricing. Barge utilization averaged in the low-90% range for the quarter, spot pricing increased in the low-single-digit range sequentially, and term contract renewals were flat to slightly up when compared to the year prior. The combination of improved pricing and disciplined execution helped drive operating margins to the high-teens range.”

“In coastal marine, market fundamentals remained strong with our barge utilization levels running in the mid-to high-90% range. During the quarter, we saw continued strength in customer demand and limited availability of large capacity vessels, which resulted in term contract renewal rates rising in the 20% range year-over-year. Overall, first quarter coastal revenues increased 23% year-over-year and operating margins were in the high-teens range.”

“In distribution and services, results reflected mixed conditions across end markets. First quarter revenues increased 12% year‑over‑year, driven by continued strength in power generation and strong marine repair activity. However, sequentially revenues and operating income declined due to OEM engine availability and continued softness in conventional oil and gas activity. Power generation demand remained strong, with revenues increasing 45% year-over-year and backlog continuing to grow, supported primarily by behind-the-meter prime power solutions. Disciplined execution in commercial and industrial continued to support segment margins, while oil and gas results continued to be pressured by lower conventional activity. Overall, the segment demonstrated resilience across a diversified portfolio,” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2026 first quarter were $497.2 million compared with $476.1 million for the 2025 first quarter. Operating income for the 2026 first quarter was $89.7 million compared with $86.6 million for the 2025 first quarter. Segment operating margin for the 2026 first quarter was 18.0% compared with 18.2% for the 2025 first quarter.

In inland marine, 2026 first quarter average barge utilization was up sequentially and in the low-90% range. Revenues were flat year-over-year, and operating margins were in the high-teens range. Throughout the quarter, operating conditions on the inland waterways were affected by winter weather conditions, including wind and fog along the Gulf Coast and ice conditions on the Illinois River and Upper Ohio River, and lock delays on the Mississippi River, all of which contributed to a 25% sequential increase in delay days. During the quarter, average spot market rates increased in the low-single-digits sequentially, and term contracts that renewed in the first quarter were flat to slightly up on average compared to a year ago. Inland marine represented approximately 79% of segment revenues in the first quarter of 2026.

In coastal marine, market conditions were strong with barge utilization in the mid‑to-high‑90% range. Coastal marine revenues increased 23% year‑over‑year and operating margins were in the high‑teens range, reflecting favorable utilization and pricing. Term contracts that renewed during the quarter increased in the 20% range on average compared to a year ago. Coastal marine represented approximately 21% of segment revenues in the first quarter of 2026.

Segment Results – Distribution and Services

Distribution and services revenues for the 2026 first quarter were $346.9 million compared with $309.5 million for the 2025 first quarter. Operating income for the 2026 first quarter was $23.3 million compared with $22.6 million for the 2025 first quarter. Segment operating margin was 6.7% for the 2026 first quarter compared with 7.3% for the 2025 first quarter.

In the power generation market, revenues increased 45% and operating income increased 39% compared to the 2025 first quarter, reflecting strong underlying demand and solid execution despite ongoing OEM‑related supply constraints. Order activity remained robust, supported by continued growth in sales for behind‑the‑meter prime power and backup solutions across data center and industrial customers. Power generation represented approximately 44% of segment revenues for the quarter, with operating margins in the mid‑single-digit range.

In the commercial and industrial market, revenues increased 1% and operating income increased 3% compared to the 2025 first quarter, as higher business levels in marine repair were offset by lower activity in on-highway repair. Commercial and industrial represented approximately 46% of segment revenues for the quarter, with operating margins in the high-single-digit range.

In the oil and gas market, revenues declined 25% and operating income decreased 53% compared to the 2025 first quarter driven by lower levels of conventional oilfield activity, which resulted in decreased demand for new transmissions and parts partially offset by e-frac equipment. Oil and gas revenues represented approximately 10% of segment revenues for the quarter, with operating margins in the mid-single-digit range.

Financial Highlights

For the 2026 first quarter, EBITDA (non-GAAP) was $183.1 million compared with $174.3 million for the 2025 first quarter. During the quarter, net cash provided by operating activities was $97.7 million, and capital expenditures were $48.3 million, resulting in free cash flow (non-GAAP) of $49.4 million. In the 2026 first quarter, Kirby returned $52.7 million of capital through share repurchases at an average share price of $123.18. Additionally, the Company continued to execute on its focused and disciplined acquisition strategy in the inland marine business by agreeing to acquire 23 barges and three high horsepower boats from an undisclosed seller for $95.8 million, of which $81.4 million was paid during the first quarter. As of March 31, 2026, the Company had $58.0 million of cash and cash equivalents on the balance sheet and $635.4 million of liquidity available. Total debt was $983.4 million and the debt-to-capitalization ratio was 22.3%.

Additionally, on March 26, 2026, Kirby entered into an amended and restated credit agreement that extended the facility maturity date to March 26, 2031, increased revolving credit facility commitments to $750 million, and eliminated the term loan credit facility, further strengthening the Company’s liquidity profile and long‑term financial flexibility.

2026 Outlook

Commenting on the outlook for the remainder of 2026, Mr. Grzebinski stated, “Kirby is off to a solid start to the year amid a global macro environment that has become more uncertain, driven in part by heightened geopolitical tensions and volatility across energy and industrial markets. In marine transportation, underlying activity levels remain constructive, supported by strong refinery utilization and improving conditions in the petrochemical markets amid ongoing global supply chain disruptions. Coastal market conditions remain positive, with pricing moving in the right direction. In distribution and services, power generation continues to be a key area of strength, supported by solid backlog growth and growing customer demand, helping offset variability in other product lines. With this improving backdrop, the Company has increased the full-year 2026 earnings per share growth guidance range to 5% - 15%, up from the prior guidance of 0% - 12%.”

In inland marine, positive market dynamics are anticipated, driven by limited new barge construction and strong demand from refining and petrochemical customers. Barge utilization rates are expected to be in the low-90% range with continued improvement in term contract pricing as renewals occur throughout the year. However, inflation remains a factor, particularly in labor, and the industry-wide mariner shortage continues to constrain capacity growth. Overall, inland revenues are expected to grow in the low-to-mid-single-digit range with operating margins expected to be in the high-teens to low-20% range for the full year.

In coastal marine, market conditions remain favorable, with balanced supply and demand across the industry fleet. Steady customer demand is expected to keep barge utilization in the mid-90% range. Revenues for the full year are expected to increase in the mid-single digits compared to 2025 driven by higher pricing on contracts. Coastal operating margins are expected to be in the high-teens range on a full year basis. However, margin headwinds are anticipated in the second quarter of 2026 given the higher number of planned shipyards.

In distribution and services, continued strength in power generation and strong marine repair activity is expected to help offset softness in on-highway service and repair and lower levels of activity in oil and gas, with segment results remaining mixed overall. In power generation, order momentum remains healthy, supported by data center demand and the need for behind‑the‑meter prime power and backup solutions. However, delayed OEM engine deliveries are expected to continue to contribute to variability, with certain projects shifting into the second half of the year. In commercial and industrial, demand for marine repair is expected to remain healthy, while on‑highway service and repair demand is expected to remain constrained. In oil and gas, activity remains muted as the market continues to show softness. Overall, the Company expects segment revenues to be flat to slightly higher for the full year with operating margins in the mid-to-high‑single-digits.

The Company expects to generate net cash provided by operating activities of $575 million to $675 million in 2026 and capital spending is expected to range from $220 million to $260 million. Approximately $170 million to $210 million is expected to be allocated to marine maintenance capital and improvements to existing inland and coastal marine equipment, and facility improvements. Up to approximately $65 million is expected to be allocated to growth capital spending across both of our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, Thursday, April 30, 2026, to discuss the 2026 first quarter performance as well as the outlook for 2026. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2025 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2025.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products, and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides equipment, after-market parts and services for power generation systems in applications that include behind the meter power systems and emergency backup systems, after-market and genuine replacement parts and services for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and controls systems, and related equipment used in power generation, marine, on-highway, oilfield services, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high-capacity lift trucks, construction equipment, and refrigeration trailers for use in a variety of industrial markets. Kirby also manufactures and remanufactures specialized equipment, including pressure pumping units and electric fracturing systems, electric power generation equipment, and specialized electrical distribution and control equipment for data centers, oilfield service, railroad, and other industrial customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months
	2026	2025
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$497,183	$476,149
Distribution and services	346,916	309,510
Total revenues	844,099	785,659

Costs and expenses:
Costs of sales and operating expenses	558,529	512,336
Selling, general and administrative	101,260	95,287
Taxes, other than on income	9,852	8,830
Depreciation and amortization	68,238	63,730
Gain on disposition of assets	(1,453)	(70)
Total costs and expenses	736,426	680,113
Operating income	107,673	105,546
Other income	7,281	5,334
Interest expense	(10,250)	(10,537)
Earnings before taxes on income	104,704	100,343
Provision for taxes on income	(23,378)	(24,073)
Net earnings	81,326	76,270
Net earnings attributable to noncontrolling interests	(129)	(284)
Net earnings attributable to Kirby	$81,197	$75,986
Net earnings per share attributable to Kirby common stockholders:
Basic	$1.51	$1.33
Diluted	$1.50	$1.33
Common stock outstanding (in thousands):
Basic	53,662	56,949
Diluted	54,013	57,316

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Three Months
	2026	2025
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$81,197	$75,986
Interest expense	10,250	10,537
Provision for taxes on income	23,378	24,073
Depreciation and amortization	68,238	63,730
	$183,063	$174,326

Capital expenditures	$48,256	$78,687
Acquisitions of businesses and marine equipment	$81,400	$97,250

	March 31, 2026	December 31, 2025
	(unaudited, $ in thousands)
Cash and cash equivalents	$58,014	$78,775
Long-term debt, including current portion	$983,384	$919,281
Total equity	$3,416,675	$3,382,793
Debt to capitalization ratio	22.3%	21.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Three Months
	2026	2025
	(unaudited, $ in thousands)
Marine transportation revenues	$497,183	$476,149

Costs and expenses:
Costs of sales and operating expenses	300,824	290,987
Selling, general and administrative	43,801	40,454
Taxes, other than on income	7,567	6,452
Depreciation and amortization	55,336	51,672
Total costs and expenses	407,528	389,565

Operating income	$89,655	$86,584
Operating margin	18.0%	18.2%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Three Months
	2026	2025
	(unaudited, $ in thousands)
Distribution and services revenues	$346,916	$309,510

Costs and expenses:
Costs of sales and operating expenses	257,284	222,228
Selling, general and administrative	53,071	52,019
Taxes, other than on income	2,261	2,353
Depreciation and amortization	10,954	10,319
Total costs and expenses	323,570	286,919

Operating income	$23,346	$22,591
Operating margin	6.7%	7.3%

OTHER COSTS AND EXPENSES

	Three Months
	2026	2025
	(unaudited, $ in thousands)
General corporate expenses	$6,781	$3,699

Gain on disposition of assets	$(1,453)	$(70)

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Three Months
	2026	2025(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$97.7	$36.5
Less: Capital expenditures	(48.3)	(78.7)
Free cash flow(2)	$49.4	$(42.2)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Three Months
	2026	2025
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,791	3,329
Revenue/Ton Mile (cents/tm) (5)	10.4	11.8
Towboats operated (average) (6)	284	291
Delay Days (7)	3,264	4,029
Average cost per gallon of fuel consumed	$2.26	$2.57

Barges (active):
Inland tank barges	1,124	1,111
Coastal tank barges	27	28
Offshore dry-cargo barges	2	3
Barrel capacities (in millions):
Inland tank barges	25.1	24.6
Coastal tank barges	2.9	2.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2025, and its quarterly report on Form 10-Q for the quarter ended March 31, 2025 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: First quarter 2026 inland marine transportation revenues of $394.1 million divided by 3,791 million inland marine transportation ton miles = 10.4 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion, and other navigational factors.